SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)1
                                (Amendment No. 2)


                      National Information Consortium, Inc.
                      -------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                    636491102
                                   ----------
                                 (CUSIP Number)

                                  March 8, 2002
                                  -------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 636491102                   13G                      Page 2 of 8 Pages

1.    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Hellman & Friedman Capital Partners III, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      California

                           5.    SOLE VOTING POWER

                                 2,371,058
        NUMBER OF
         SHARES            6.    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 - 0 -
          EACH
        REPORTING          7.    SOLE DISPOSITIVE POWER
         PERSON
          WITH                   2,371,058

                           8.    SHARED DISPOSITIVE POWER

                                 - 0 -

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,371,058

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.2%

12.   TYPE OF REPORTING PERSON*

      PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 636491102                   13G                      Page 3 of 8 Pages

1.    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      H&F Orchard Partners III, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      California

                           5.    SOLE VOTING POWER

                                 172,519
        NUMBER OF
         SHARES            6.    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 - 0 -
          EACH
        REPORTING          7.    SOLE DISPOSITIVE POWER
         PERSON
          WITH                   172,519

                           8.    SHARED DISPOSITIVE POWER

                                 - 0 -

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      172,519

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3 %

12.   TYPE OF REPORTING PERSON*

      PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 636491102                   13G                      Page 4 of 8 Pages

1.    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      H&F International Partners III, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      California

                           5.    SOLE VOTING POWER

                                 51,910
        NUMBER OF
         SHARES            6.    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 - 0 -
          EACH
        REPORTING          7.    SOLE DISPOSITIVE POWER
         PERSON
          WITH                   51,910

                           8.    SHARED DISPOSITIVE POWER

                                 - 0 -

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      51,910

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%

12.   TYPE OF REPORTING PERSON*

      PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 636491102                   13G                      Page 5 of 8 Pages

1.    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      H&F Investors III, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      California

                           5.    SOLE VOTING POWER

                                 2,595,487
        NUMBER OF
         SHARES            6.    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 - 0 -
          EACH
        REPORTING          7.    SOLE DISPOSITIVE POWER
         PERSON
          WITH                   2,595,487

                           8.    SHARED DISPOSITIVE POWER

                                 - 0 -

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,595,487

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.6%

12.   TYPE OF REPORTING PERSON*

      CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 636491102                   13G                      Page 6 of 8 Pages

1.    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      F. Warren Hellman

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

                           5.    SOLE VOTING POWER

                                 2,595,487
        NUMBER OF
         SHARES            6.    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 - 0 -
          EACH
        REPORTING          7.    SOLE DISPOSITIVE POWER
         PERSON
          WITH                   2,595,487

                           8.    SHARED DISPOSITIVE POWER

                                 - 0 -

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,595,487

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.6%

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                         AMENDMENT NO. 2 TO SCHEDULE 13G

            The Schedule 13G, dated February 1, 2001, as amended by Amendment No. 1 thereto, dated December 31, 2001, (the "Schedule 13G") originally filed on behalf of each of Hellman & Friedman Capital Partners III, L.P., a California limited partnership, H&F International Partners III, L.P., a California limited partnership, H&F Orchard Partners III, L.P., a California limited partnership, H&F Investors III, Inc., a California C corporation, F. Warren Hellman and John
L. Bunce, Jr., is hereby amended as set forth below:

Item 4.     Ownership.

            (a)  Amount beneficially owned:

            See response to item 9 on pages 2-6 with respect to each filing person.

            (b) Percent of class:

            See response to item 11 on pages 2-6 with respect to each filing person.

            (c) Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:

                         See response to item 5 on pages 2-6 with respect to each filing person.

                   (ii)  Shared power to vote or to direct the vote:

                         See response to item 6 on pages 2-6 with respect to each filing person.

                   (iii) Sole power to dispose or to direct the disposition of:

                         See response to item 7 on pages 2-6 with respect to each filing person.

                   (iv) Shared power to dispose or to direct the disposition of:

                         See response to item 8 on pages 2-6 with respect to each filing person.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated as of: March 8, 2002
                                                H&F INVESTORS III, INC.



                                                By: /s/ Georgia Lee
                                                    --------------------------
                                                    Name:  Georgia Lee
                                                    Title: Vice President